Exhibit 10.3

ACKNOWLEDGEMENT OF RELINQUISHMENT OF SUPPLEMENTAL RETIREMENT BENEFIT ACCRUED UNDER
THE FIRST AMENDED AND RESTATED SONOMA VALLEY BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS NOTICE OF RELINQUISHMENT OF SUPPLEMENTAL RETIREMENT BENEFIT (hereinafter “Acknowledgement of Relinquishment”) is entered into as of June 30, 2010 (“Effective Date”), by and between Sonoma Valley Bank, a California Corporation (hereinafter the “Company”) and the Participant designated below (“Participant”).

WHEREAS, the Participant is a member of a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business of the Company;

WHEREAS, the Company had previously adopted the First Amended and Restated Sonoma Valley Bank Supplemental Executive Retirement Plan Document, as amended on July 15, 2009 (as may be amended from time to time, the “Plan Document”) and respectively referred to as “Plan”, and the Participant had previously been selected to participate in the Plan and executed an Individual Participation Agreement on December 17, 2008 (“Participation Agreement”) in order to participate in the Plan;

WHEREAS, the Company, with the approval of the Personnel and Policies Committee, has simultaneously terminated the Plan pursuant to the terms of the Termination of the First Amended and Restated Sonoma Valley Bank Supplemental Executive Retirement Plan as set forth on Exhibit A hereto (“Plan Termination”).

WHEREAS, as of the effective date of the Plan Termination, the Participant desires to voluntarily relinquish any Executive Benefit that would otherwise be payable to the Participant pursuant to the terms of the Plan, accrued or un-accrued, and to voluntarily relinquish, forfeit, and surrender any and all existing unvested and unpaid rights or benefits that may have accrued to the Participant as a result of having participated in the Plan; and

WHEREAS, the Company, with the approval of the Personnel and Policies Committee, and simultaneously with the termination of the Plan, desires to acknowledge the Participant's voluntary relinquishment of all Executive Benefits payable to the Participant pursuant to the Plan.

NOW THEREFORE, the Company and the Participant hereby agree to the following:

I.           Definitions.  Unless otherwise provided in this Acknowledgment of Relinquishment, the capitalized terms herein shall have the same meaning as under the Plan Document and any amendments thereto.

II.           Termination of Further Participation.  Notwithstanding anything in the definition of “Participant” contained in Section 2.22 of the Plan Document to the contrary, the undersigned shall cease to be a participant in the Plan for purposes of the accrual of any additional or supplemental Executive Benefit from and after the effective date of the Plan Termination, and to accrue any additional benefits under the Plan that would otherwise accrue on or after the Plan Termination, regardless of the term of service provided as defined in Section 2.2 of the Plan.

III.           Relinquishment of Accrued Benefits.  In connection with the Plan Termination, as of the Effective Date, the Participant hereby voluntarily and without consideration, irrevocably relinquishes, forfeits and surrenders any and all right, title and interest in and to any and all accrued Executive Benefit payments that would otherwise be payable to the Participant pursuant the terms of the Plan and further agrees that as of the Effective Date the Participant relinquishes, forfeits, and surrenders any and all unpaid, un-accrued or unvested benefits or rights that would have otherwise been payable to the Participant pursuant to the terms of the Plan if he or she had remained a Participant or which would otherwise vest or be paid on or after the Effective Date.  The Participant acknowledges and agrees that as of the Effective Date, he or she shall have relinquished, forfeited and surrendered all rights or benefits that would have otherwise accrued to or been payable to the Participant pursuant to the terms of the Plan.

IV. Relinquishment Voluntary and Without Consideration.  The Company and Participant hereby acknowledge and agree that the Participant's relinquishment, forfeiture and surrender of any and all rights payable to the Participant pursuant to the terms of the Plan as set forth in this Acknowledgement of Relinquishment constitute the voluntary relinquishment of all of the Participants rights and benefits otherwise accrued or payable pursuant the terms of the Plan (the "Participant's Relinquishment").  The Company and Participant further acknowledge and agree that the Participants relinquishment was the voluntary act of the Participant, and was made with out any consideration or offset of any payment otherwise payable to the Participant by the Company or any related party thereto.

V.           Release of Claims.  In consideration of the rights granted herein, Participant, for himself and his successors and assigns and Beneficiaries, hereby releases and forever discharges the Company from any and all manner of actions, causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, sums of money, defenses, costs or expenses of any nature whatsoever, including but not limited to any Claims (as defined in the Plan Document) Participant might otherwise have, whether known or unknown, suspected or unsuspected, fixed or contingent (collectively, “Claims”), which now exist or which may hereafter come into existence relating to the Plan.

A.           Civil Code Section 1542 Waiver.  Participant certifies that he has read the following provisions of California Civil Code section 1542 and has had the meaning and effect of this provision explained by legal counsel:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

B.           Acknowledgement of Release.  Participant acknowledges that the release contained above constitutes a waiver of, and does hereby expressly, knowingly, and voluntarily waives and relinquishes to the fullest extent permitted by law, each and all of the provisions of California Civil Code section 1542.  Participant understands and acknowledges that the significance and consequence of this waiver of California Civil Code section 1542 is that, even if he should eventually suffer additional damages arising out of the facts referred to in this Acknowledgment of Relinquishment, he will not be able to make any claim for those damages against any other party hereto.  Furthermore, Participant acknowledges that he intends these consequences even as to claims for damages that may exist as of the date of this Acknowledgment of Relinquishment but which he does not know exist, and which, if known, would materially affect the decision to execute this Acknowledgment of Relinquishment, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

VI.           Acknowledgement.  The Participant hereby acknowledges that he or she has read and understands this Acknowledgment of Relinquishment, the Participation Agreement and the Plan Document, and understands that by terminating participation in the Plan, Participant shall be irrevocably and forever forfeiting any right, title or interest to any vested or unvested rights or benefits under the Plan.

VII.           Advice of Counsel.  Participant acknowledges that he or she has been advised by Company to seek independent legal counsel, including tax counsel, regarding Participant’s entry into this Acknowledgment of Relinquishment, including the forfeiture of benefits and waiver of claims.  Neither Company nor Company counsel has provided legal or tax advice to Participant.

VIII.           Successors and Assigns.  This Acknowledgment of Relinquishment shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, and the Participant.

IX.           Governing Law.  This Acknowledgment of Relinquishment (including both the Individual Participation Agreement and the Plan Document) shall be governed by and construed under the laws of the state of California.

X.           Counterparts.  This Acknowledgment of Relinquishment may be executed in one or more counterparts each of which is legally binding and enforceable.

 Participant:___________________________                                                                           __________________________
         (Signature)                                                             (Date)

Authorized Representative
Of Sonoma Valley Bank:                                           By:  _____________________                                                      Title:_____________

Date:  _________________

Witness: __________________________

Witness: __________________________